5

Exhibit 99.1

KELLY SERVICES INCREASES QUARTERLY DIVIDEND 8% AND ANNOUNCES $50 MILLION SHARE

REPURCHASE PROGRAM

TROY, MI (August 8, 2007) — Kelly Services, Inc., a global provider of staffing services, today announced that its Board of Directors has declared a quarterly dividend of 13.5 cents per share, an 8% increase from the 12.5 cents per share on Kelly Services Class A and Class B common stock. The dividend is payable September 7, 2007 to shareholders of record at the close of business on August 31, 2007. The Company has paid dividends on its common stock for 45 consecutive years.

“We’re pleased that Kelly has continued to achieve solid, profitable results giving us the ability to deliver an 8% dividend increase to our shareholders,” said Carl Camden, President and CEO.

In other action, the Board of Directors authorized the repurchase of up to $50 million of the Company’s outstanding Class A common shares. The Company intends to repurchase shares under the program, from time to time, in the open market. The repurchase program has a term of 24 months.

“This share repurchase program demonstrates our confidence in Kelly’s current strategy and future growth potential of our business, while enhancing shareholder value,” said Camden.

Kelly Services stock may be purchased directly through the company’s Direct Stock Purchase Plan. In addition, investors may sign up for direct investment online through Netstock Direct’s web site www.netstockdirect.com. Investors may also automatically reinvest their dividends through Kelly’s Dividend Reinvestment Plan. For more information, visit Kelly’s web site at www.kellyservices.com, or call 1-866-249-2607.

About Kelly Services

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering human resources solutions that include temporary staffing services, outsourcing, vendor on-site and full-time placement. Kelly operates in 33 countries and territories. Kelly provides employment to more than 750,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, creative services, light industrial, education, and health care. Revenue in 2006 was $5.5 billion. Visit www.kellyservices.com.

Analyst Contact:	Media Contact:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	renee_walker@kellyservices.com